Exhibit 4.1

ENBRIDGE INC.

Second Supplemental

Indenture

Dated as of December 19, 2016

(Supplemental to Indenture Dated as of February 25, 2005)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of December 19, 2016 (the “Second Supplemental Indenture”), between Enbridge Inc., a corporation duly organized and existing under the Companies Act of the Northwest Territories and continued and existing under the Canada Business Corporations Act (herein called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee, an Indenture, dated as of February 25, 2005, as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012 (as the same may be amended or supplemented from time to time, including by this Second Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, to be known as its 6.00% Fixed-to-Floating Subordinated Notes Series 2016-A due January 15, 2077 (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be as set forth in the Indenture and this Second Supplemental Indenture;

WHEREAS, this Second Supplemental Indenture is being entered into pursuant to the provisions of Section 901(7) of the Indenture;

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement according to its terms have been done;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

The Company covenants and agrees with the Trustee as follows:

ARTICLE I

INTERPRETATION

(i)                                     Definitions

In this Second Supplemental Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Additional Amounts” has the meaning ascribed to such term in Section 2.5.1;

“Automatic Conversion” has the meaning ascribed to such term in Section 4.1.1;

“Automatic Conversion Event” means an event giving rise to an Automatic Conversion, being the occurrence of any one of the following: (i) the making by the Company of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (ii) any proceeding instituted by the Company seeking to adjudicate it bankrupt or insolvent or, where the Company is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Company or any substantial part of its property and assets in circumstances where the Company is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the Company or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Company is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Company seeking to adjudicate it a bankrupt or insolvent, or where the Company is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Company or any substantial part of its property and assets in circumstances where the Company is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Company or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets);

“Calculation Agent” has the meaning ascribed to such term in Section 2.4;

“Canadian Taxes” has the meaning ascribed to such term in Section 2.5.1;

“Closing Date” means December 19, 2016;

“Common Shares” means the common shares in the capital of the Company;

“Conversion Preference Shares” means the newly issued series of preference shares of the Company, designated as Preference Shares, Series 2016-A, to be issued to Holders of Notes upon the occurrence of an Automatic Conversion Event;

“Conversion Time” has the meaning ascribed to such term in Section 4.1.1;

“DBRS” means DBRS Limited;

“Deferral Date” has meaning ascribed to such term in Section 5.1.1;

“Deferral Period” has the meaning ascribed to such term in Section 5.1.1;

“DTC” means the Depository Trust Company or its nominee;

“Dividend Restricted Shares” has the meaning ascribed to such term in Section 5.3;

“Equity Credit Methodology” means the methodology or criteria employed by Moody’s, DBRS or S&P for purposes of assigning equity credit to securities such as the Notes that was effective on the date of the original issuance of the Notes;

“Excluded Holder” has the meaning ascribed to such term in Section 2.5.1.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“Holders” means the registered holders, from time to time, of the Notes or, where the context requires, all of such holders;

“Indebtedness” means any bonds, debentures or other obligations with respect to borrowed money;

“Indenture” has the meaning ascribed to such term in the first recital to this supplemental indenture;

“Ineligible Person” means any Person whose address is in, or whom the Company or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States of America to the extent that: (i) the issuance or delivery by the Company to such Person, upon an Automatic Conversion, of Conversion Preference Shares, would require the Company to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of Conversion Preference Shares upon an Automatic Conversion;

“Interest Payment Date” means, prior to and including January 15, 2027, January 15 and July 15 (other than January 15, 2017) and, after January 15, 2027, April 15, July 15, October 15 and January 15 of each year during which any Notes are outstanding, until the Maturity Date;

“Interest Period” means, initially, the period from and including the Closing Date to but excluding July 15, 2017 and thereafter from and including each Interest Payment Date to but excluding the next following Interest Payment Date;

“Interest Reset Date” means January 15, 2027 and every April 15, July 15, October 15 and January 15 of each year during which any Notes are outstanding thereafter until the Maturity Date, on which dates the interest rate on the Notes will be reset as described on the Form of Registered Notes attached as Schedule A hereto;

“LIBOR” means, for any interest period in respect of Notes, the rate for U.S. dollar borrowings appearing on page LIBOR01 of the Reuters Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Company from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, as the rate for U.S. dollar deposits with a maturity comparable to such interest period. In the event that such rate is not available at such time for any reason, the “LIBOR” for such interest period shall be the rate at which U.S. dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of an agent selected by the Company in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period.

“Maturity Date” means January 15, 2077;

“Moody’s” means Moody’s Investors Service, Inc.;

“Notes” means the $750,000,000 principal amount of 6.00% Fixed-to-Floating Subordinated Notes Series 2016-A due January 15, 2077 issued by the Company hereunder;

“Parity Notes” has the meaning ascribed to such term in Section 5.3;

“Person” includes any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture and Governmental Authority;

“Rating Event” means the amount of equity credit assigned to the Notes by Moody’s, DBRS or S&P has been reduced due to any amendment to, clarification of or change in the Equity Credit Methodology;

“Senior Creditor” means a holder or holders of Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder and such other lenders providing advances to the Company pursuant to Senior Indebtedness;

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures or notes or obligations of the Company for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation;

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.;

“Tax Event” means the Company has received an opinion of independent counsel of a nationally recognized law firm in Canada or the United States experienced in such matters (who may be counsel to the Company) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the United States or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “Administrative Action”); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, Administrative Action, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or Administrative Action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or Administrative Action is effective and applicable) that the Company is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Company of interest on the Notes), as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority; and

“this supplemental indenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this Second Supplemental Indenture and not to any particular article, section, subdivision or other portion hereof.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2          Interpretation Not Affected By Headings, etc.

The division of this Second Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Second Supplemental Indenture.

1.3          Incorporation of Certain Definitions

All terms contained in this Second Supplemental Indenture which are defined in the Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

ARTICLE 2

THE NOTES

2.1          Limitation on Issue

The aggregate principal amount of the Notes that may be issued and authenticated hereunder shall be limited to $750,000,000 principal amount of the Notes.

2.2          Terms of Notes

2.2.1       The Notes shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2       From the Closing Date to, but excluding, January 15, 2027, the Notes will bear interest at the fixed rate of 6.00% per annum, payable in arrears in equal semi-annual payments on each Interest Payment Date, with the first payment on July 15, 2017.  From January 15, 2027 and on every Interest Reset Date of each year during which the Notes are outstanding thereafter until January 15, 2077, the interest rate on the Notes will be reset by the Calculation Agent as follows: (i) starting on January 15, 2027, on every Interest Reset Date, until January 15, 2047, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the three month LIBOR plus 3.89%, payable in arrears, with the first payment at such rate being on April 15, 2027; and (ii) starting on January 15, 2047, on every Interest Reset Date, until January 15, 2077, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the three month LIBOR plus 4.64%, payable in arrears, with the first payment at such rate being on April 15, 2047. Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3       Interest for each Interest Period from the Closing Date to, but excluding, January 15, 2027, will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest for each Interest Period from January 15, 2027 to the Maturity Date will be calculated on the basis of the actual number of days elapsed during each such Interest Period and a 360-day year. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

2.2.4       For the period from the Closing Date to January 15, 2027, if any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date will be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement. For the period from (but excluding) January 15, 2027 to January 15, 2077, if an Interest Payment Date, other than a redemption date or the Maturity Date, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a redemption date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment of principal and any premium or interest then due will be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the redemption date or the Maturity Date, if applicable.

2.2.5       Interest payments will be made to Holders in whose names the Notes are registered at (i) the close of business on January 1 and July 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant fixed-rate Interest Payment Date, and (ii) the close of business on April 1, July 1, October 1 and January 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant floating-rate Interest Payment Date.

2.3          Form of Notes

2.3.1       The Notes shall be issued only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.3.2       The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the English language and shall be substantially in the form set out in Schedule A hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its authentication of the Notes.

2.3.3       The Notes may be engraved, printed or lithographed, or partly in one form and partly in another, as the Company may determine.

2.4          Calculation Agent

The Company hereby appoints the Trustee  as the calculation agent (the “Calculation Agent”) to determine the amount of floating rate interest payable on the Notes from and after January 15, 2027.

2.5          Additional Amounts

2.5.1       All payments made by or on account of any obligation of the Company under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, “Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Company shall pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Holder (an “Excluded Holder”) in respect of a beneficial owner (i) with which the Company does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of such Holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iii) where all or any portion of the amount paid to such Holder is deemed to be a dividend paid to such Holder pursuant to subsection 214(16) of the Income Tax Act (Canada), or (iv) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder. The Company shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

2.5.2       If a Holder has received a refund or credit for any Canadian Taxes with respect to which the Company has paid Additional Amounts pursuant to this Section 2.5, such Holder shall pay over such refund to the Company (but only to the extent of such Additional Amounts), net of all out-of-pocket expenses of such Holder, together with any interest paid by the relevant tax authority in respect of such refund.

2.5.3       If Additional Amounts are required to be paid under this Section 2.5 as a result of a Tax Event, the Company may elect to redeem outstanding Notes pursuant to Section 3.3.

2.6          Tax Treatment

The Company intends to treat the Notes as equity of the Company for U.S. federal income tax purposes. Holders of the Notes are required, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Notes for U.S. federal income tax purposes in accordance with such characterization.

ARTICLE 3

REDEMPTION OF THE NOTES

3.1          Redemption of Notes at the Option of the Company

On or after January 15, 2027, the Company may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem the Notes in whole at any time or in part from time to time on any Interest Payment Date without the consent of the Holders, at a redemption price per $1,000 principal amount of the Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2          Partial Redemption of Notes

3.2.1       If less than all the Notes are to be redeemed pursuant to Section 3.1, the Company shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Company Order stating the Company’s intention to redeem the aggregate principal amount of the Notes to be redeemed. The Notes to be redeemed shall be selected by the Trustee, if the Notes are in Global Form, in accordance with the procedures of DTC and if the Notes are certificated, on a pro rata basis, disregarding fractions, according to the principal amount of the Notes registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the Notes established pursuant to Section 2.3).

3.2.2       If the Notes in denominations in excess of the minimum authorized denomination for the Notes are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Notes in this Article 3 shall be deemed to include any such part of the principal amount of the Notes which shall have been so selected and called for redemption. The Holder of any Notes called for redemption in part only, upon surrender of such Notes for payment, shall be entitled to receive, without expense to such Holder, new Notes for the unredeemed part of the Notes so surrendered, and the Company shall execute and the Trustee shall authenticate and deliver, at the expense of the Company, such new Notes having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the Notes so surrendered.

3.3          Early Redemption upon a Tax Event

Prior to the initial Interest Reset Date and within 90 days of a Tax Event, the Company may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4          Early Redemption upon a Rating Event

Prior to the initial Interest Reset Date and within 90 days following the occurrence of a Rating Event, the Company may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5          Notice of Redemption

Notice of any intention to redeem any Notes shall be given by or on behalf of the Company to the Holders of the Notes which are to be redeemed, not more than 60 days and not less than 30 days prior to the date fixed for redemption, in the manner provided in the Indenture. The notice of redemption shall, unless all the Notes then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Notes which are to be redeemed and, if the Notes are to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Notes called for redemption shall cease from and after such redemption date.

3.6          Cancellation of the Notes

All Notes redeemed under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.2.2, no Notes shall be issued in substitution therefor.

ARTICLE 4

AUTOMATIC CONVERSION

4.1          Automatic Conversion

Upon an Automatic Conversion Event, as of the Conversion Time all Notes shall be automatically converted (the “Automatic Conversion”), without the consent of the Holders, into a newly issued series of fully paid Conversion Preference Shares with a stated issue price of $1,000 per share, for each $1,000 principal amount of Notes held immediately prior to the Automatic Conversion, together with such number of Conversion Preference Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Notes from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Conversion Event by $1,000. The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time all Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Holders who shall thereupon automatically cease to be Holders thereof and all rights of any such Holder as a debtholder of the Company shall automatically cease. For greater certainty, any Notes purchased or redeemed by the Company prior to the Conversion Time shall be deemed not to be outstanding, and shall not be subject to the Automatic Conversion. Notwithstanding anything contained herein to the contrary, the Trustee shall not have any responsibility to determine if and when an Automatic Conversion Event has occurred. The Company shall provide written notification of the occurrence of an Automatic Conversion Event upon which the Trustee shall be able to conclusively rely. The Company shall make all the calculations required to be made pursuant to an Automatic Conversion.

4.2          Right Not to Deliver the Conversion Preference Shares

Upon an Automatic Conversion of the Notes, the Company reserves the right not to issue some or all, as applicable, of the Conversion Preference Shares to Ineligible Persons. In such circumstances, the Company will hold all Conversion Preference Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such shares through a registered dealer retained by the Company for the purpose of effecting the sale (to parties other than the Company, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons of such Conversion Preference Shares. Such sales, if any, may be made at any time and any price. The Company will not be subject to any liability for failing to sell Conversion Preference Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Company from the sale of any such Conversion Preference Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preference Shares that would otherwise have been delivered to them, after deducting the costs of sale and any applicable taxes, if any. The Company will make payment of the aggregate net proceeds to the Clearing Agency (if the Notes are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the Clearing Agency Procedures or otherwise.

ARTICLE 5

DEFERRAL RIGHT

5.1          Deferral Right

So long as no Event of Default has occurred and is continuing, the Company may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Company will give the Trustee and the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

5.2          No Limit

There shall be no limit on the number of Deferral Events that may occur.

5.3          Dividend Stopper Undertaking

Unless the Company has paid all accrued and payable interest the Notes, the Company will not:

(i)                                     declare any dividend on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

(ii)                                  redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

(iii)                               make any payment to holders of any of the Dividend Restricted Shares or any Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

“Dividend Restricted Shares” means, collectively, the preference shares of the Company (including the Conversion Preference Shares) and the Common Shares of the Company.

“Parity Notes” means any class or series of Company indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes (prior to any Automatic Conversion) as to distributions upon liquidation, dissolution or winding-up.

ARTICLE 6

ADDITIONAL COVENANT

6.1          Additional Covenant

The Company covenants for the benefit of Holders, that for so long as the Conversion Preference Shares issuable upon the Automatic Conversion are issuable or outstanding, the Company will not create or issue any preference shares which, in the event of insolvency or winding up of the Company, world rank in right of payment in priority to such Conversion Preference Shares.

ARTICLE 7

SUBORDINATION OF NOTES

7.1          Notes Subordinated to Senior Indebtedness

7.1.1       The Company covenants and agrees, and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.

7.1.2       In the event (a) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, or (b) subject to the provisions of Section 7.2 that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Notes of any Series shall have been declared due and payable pursuant to Section 502 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then:

7.1.2.1 the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation;

7.1.2.2 any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustee would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustee under this instrument; and

7.1.2.3 in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes, shall be received by the Trustee or the Holders of any of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

7.2          Disputes with Holders of Certain Senior Indebtedness

Any failure by the Company to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 7.1.2(b) if (a) the Company shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

7.3          Subrogation

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Indebtedness of the Company to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

7.4          Obligation of Company Unconditional

7.4.1       Nothing contained in this Article or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

7.4.2       Upon payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

7.5          Payments on Notes Permitted

Nothing contained in this Article or elsewhere in this Indenture or in the Notes shall affect the obligations of the Company to make, or prevent the Company from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

7.6          Effectuation of Subordination by Trustee

Each Holder by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effect the subordination as provided in this Article and appoints the Trustee as its attorney-in-fact for any and all such purposes.  This appointment shall be irrevocable.  Upon request of the Company, and upon being furnished a certificate of the Company stating that one or more named Persons are Senior Creditors and specifying the amount and nature of the Senior Indebtedness of such Senior Creditor, the Trustee shall enter into a written agreement or agreements with the Company and the Persons named in such certificate of the Company providing that such Persons are entitled to all the rights and benefits of this Article as Senior Creditors and for such other matters, such as an agreement not to amend the provisions of this Article and the definitions used herein without the consent of such Senior Creditors, as the Senior Creditors may reasonably request.  Such agreement shall be conclusive evidence that the indebtedness specified therein is Senior Indebtedness; however, nothing herein shall impair the rights of any Senior Creditor who has not entered into such an agreement.

7.7          Knowledge of Trustee

Notwithstanding the provisions of this Article or any other provisions of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Company, any Holder, any paying agent or the holder or representative of any class of Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Note) the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

7.8          Trustee May Hold Senior Indebtedness

The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior

Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

7.9          Rights of Holders of Senior Indebtedness Not Impaired

7.9.1       No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

7.9.2       With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, (iii) no implied covenants or obligations shall be read into this Indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

7.10        Article Applicable to Paying Agents

In case at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context shall require not otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the Trustee; provided, however, that Sections 7.7 and 7.8 shall not apply to the Company if it acts as its own paying agent.

7.11        Trustee; Compensation Not Prejudiced

Nothing in this Article shall apply to claims of, or payments to, the Trustee pursuant to Section 607 of the Indenture.

ARTICLE 8

EVENTS OF DEFAULT

8.1          Events of Default

Solely with respect to the Securities (and not with respect to any other securities issued or outstanding under the Indenture), for so long as any of the Securities remain outstanding, “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by provisions of Article 7 of this Second Supplemental Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)                                     default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the

Company’s right, at its sole option, to defer interest payments as provided in Article 5 of this Second Supplemental Indenture); or

(ii)                                  default in the payment of the principal of or any premium on the Notes at its maturity.

ARTICLE 9

MISCELLANEOUS

9.1          Relationship to Indenture

The Second Supplemental Indenture is a supplemental indenture within the meaning of the Indenture.  The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

9.2          Modification of Indenture

Except as expressly modified by this Second Supplemental Indenture, the provisions of the Indenture shall continue to apply to each Security issued thereunder.

9.3          Governing Law

This instrument shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions in Article 7 hereof, which are governed by, and construed in accordance with, the laws of the Province of Alberta.

9.4          Counterparts

This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

9.5          Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first written above.

ENBRIDGE INC.

	By	/s/ Patrick R. Murray
		Name:	Patrick R, Murray
		Title:	Vice President, Treasury

	By	/s/ Tyler W. Robinson
		Name:	Tyler W. Robinson
		Title:	Vice President & Corporate Secretary

Attest:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By Deutsche Bank National Trust Company

	By	/s/ Irina Golovashchuk
		Name:	Irina Golovashchuk
		Title:	Vice President

	By	/s/ Debra A. Schwalb
		Name:	Debra A. Schwalb
		Title:	Vice President

SCHEDULE A

FORM OF REGISTERED NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ENBRIDGE INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.

ENBRIDGE INC.

(a corporation duly organized and existing under the Companies Act of the Northwest Territories and continued and existing under the Canada Business Corporation Act)

6.00% Fixed-to-Floating Subordinated Notes Series 2016-A Due January 15, 2077

CUSIP: 29250N AN5
ISIN: US29250NAN57

ENBRIDGE INC. (the “Company”) for value received hereby promises to pay to the registered holder hereof (the “Holder”) on January 15, 2077 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of

• DOLLARS

$•

in lawful money of the United States on presentation and surrender of this Note (as defined below) at the principal office of the Trustee in The City of New York, New York or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes, whichever is later, at the rate of 6.00% per annum, payable in arrears, in equal semi-annual payments on January 15 and July 15 in each year (or the next following Business Day if such date is not a Business Day) from July 15, 2017 to, but excluding, January 15, 2027. From January 15, 2027 and on every Interest Reset Date (as defined in the Indenture) during which the Notes are outstanding thereafter until January 15, 2077, the interest payable on the Notes will be reset by the Calculation Agent (as defined in the Indenture) as follows: (i) starting on January 15, 2027, on every Interest Reset Date, until January 15, 2047, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the three month LIBOR (as defined in the Indenture) plus 3.89%, payable in arrears, with the first payment at such rate being on April 15, 2027; and (ii) starting on January 15, 2047, on every Interest Reset Date, until January 15, 2077, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the three month LIBOR plus 4.64%, payable in arrears, with the first payment at such rate being on April 15, 2047. Subject to Article 5 of the Second Supplemental Indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note is one of the 6.00% Fixed-to-Floating Subordinated Notes Series 2016-A due January 15, 2077 (the “Notes”) of the Company issued or issuable under the provisions of an Indenture dated as of February 25, 2005, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture dated as of March 1, 2012, and as further amended and supplemented by a Second Supplemental Indenture dated as of December 19, 2016 between the Company the Trustee (which indenture as so supplemented is herein referred to as the “Indenture”). The Notes issuable under the Indenture are limited to an aggregate principal amount of $750,000,000, in lawful money of the United States. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes, of the Company and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Company may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There shall be no limit on the number of Deferral Events that may occur. Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Notes are issuable only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon compliance with the provisions of the Indenture, the Notes of any denomination may be exchanged for an equal aggregate principal amount of the Notes in any other authorized denomination or denominations.

The Notes are direct obligations of the Company but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this Note and by all other Notes now or hereafter authenticated and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Company to purchase or redeem the Notes for cancellation, in all cases in accordance with the provisions of the Indenture.

The Notes will be automatically converted into Conversion Preference Shares upon an Automatic Conversion Event, in the manner, with the effect and as of the effective time contemplated in the Indenture.

The Company intends to treat the Notes as equity of the Company for U.S. federal income tax purposes. Holders of the Notes are required, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Notes for U.S. federal income tax purposes in accordance with such characterization.

This Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in The City of New York, New York by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Note shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and in the Second Supplemental Indenture dated as of December 19, 2016, which are governed by, and construed in accordance with, the laws of the Province of Alberta.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ENBRIDGE INC.

By
	Name:	•
	Title:	•

By
	Name:	•
	Title:	•

(FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION)

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

Deutsche Bank National Trust Company

for Deutsche Bank Trust Company Americas, As Trustee

By
Authorized Officer

(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and postal code)

and irrevocably appoint agent to transfer this Note on the books of ENBRIDGE INC. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the Notes)

Signature Guarantee:

(This signature must be guaranteed by or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).